NETWORK EQUIPMENT TECHNOLOGIES REPORTS
RECENT REPURCHASES OF CONVERTIBLE SECURITIES

Fremont, CA, November 24, 2008 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE: NWK) today reported that since the end of its second fiscal quarter the company has repurchased $32.7 million of its convertible securities. As a result of the purchase prices being below the face value of the notes, the company will recognize gain of approximately $14.5 million from these transactions. Following these repurchases, the company now has outstanding $23.5 million of 3¾% convertible senior notes and $23.7 million of 7¼% convertible subordinated debentures.

“Given the current financial market environment, we were able to retire a portion of our outstanding debt on what we believe to be favorable terms,” said John F. McGrath, Jr., Vice President and CFO. “These repurchases will reduce our future interest obligations and will also eliminate the potential dilution to our stockholders that could have occurred if the repurchased notes were to have been converted into common stock.”

McGrath continued, “Depending on market conditions we may make further repurchases at appropriate and permissible times. We are cognizant, however, of the value of strong cash balances in these difficult times and will carefully weigh these competing considerations. Investors should be aware that while we felt it was appropriate in this instance to disclose information about the recent repurchases given the principal amount of the notes repurchased, we do not intend to provide regular updates on our repurchasing activity.”

About Network Equipment Technologies, Inc.

For a quarter of a century, Network Equipment Technologies, Inc. has provided voice and data communications equipment for multi-service networks requiring high degrees of versatility, interoperability, security and performance. NET’s broad family of products are purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high performance, security-sensitive transmissions; and converged communications. The company’s NX Series for network exchange solutions and VX Series for voice exchange solutions enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications. In addition, Quintum, a subsidiary of NET, delivers VoIP access solutions that bring the reliability and voice clarity of public telephone networks to Internet telephony.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements (within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934) relating to possible future debt repurchase activity and operating results. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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